Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza’s Staccato® Nicotine Licensed to Cypress Bioscience
Mountain View, California — August 26, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has licensed its Staccato nicotine technology to Cypress Bioscience, Inc. (Nasdaq: CYPB). The Staccato nicotine technology is a novel electronic multidose delivery system designed to help people stop smoking. The Staccato nicotine technology is intended to improve on a well-validated smoking cessation approach by delivering nicotine via inhalation, mimicking the nicotine effects of smoking without the harmful side effects associated with cigarettes.
“The Staccato system is a broad technology platform and Alexza has more Staccato-based product candidates than we can currently afford to develop on our own. In early July, we outlined our strategy to advance Staccato-based product candidates into development through self-funding and through collaborations,” said Thomas B. King, Alexza President and CEO. “Today’s announcement of the licensing of our Staccato nicotine technology to Cypress, along with our recently announced plans to advance AZ-007 (Staccato zaleplon) into Phase 2 clinical development, are examples of our execution of this dual-tracked development strategy.”
Financial Information
According to the terms of the agreement, Cypress will pay Alexza an upfront payment of $5 million to acquire the worldwide license for the Staccato nicotine technology. In addition, following the completion of certain preclinical and clinical milestones relating to the Staccato nicotine technology, Cypress will be obligated to pay to Alexza an additional technology transfer payment of $1 million. Alexza will have a carried interest of 10% (subject to adjustment in certain circumstances) in the net proceeds of any sale or license by Cypress of the Staccato nicotine assets and the carried interest will be subject to put and call rights in certain circumstances.
Under the agreement, Cypress has responsibility for preclinical, clinical and regulatory aspects of the development of Staccato nicotine, along with the commercialization of the product. Alexza will execute a defined development plan for Cypress, culminating with the delivery of clinical trial materials for a Phase 1 study with Staccato nicotine.

About Staccato Nicotine
Staccato nicotine is designed to help smokers quit by addressing both the chemical and behavioral components of nicotine addiction by combining nicotine replacement via inhalation with a user-friendly drug delivery device. The Staccato technology may be capable of mimicking the pharmacokinetics of smoking cigarettes through the delivery of optimally-sized nicotine particles to the deep lung. Staccato nicotine may also provide some of the psychological aspects of smoking (e.g., hand-to-mouth movement, oral inhalation) and could allow smokers to self-administer and possibly titrate to the dose to treat cravings. Importantly, the electronics embedded within the Staccato delivery system could allow for the programmed, over-time reduction in the overall daily dose of nicotine, and ultimately may lead to the better management of nicotine cravings and eventual sustained smoking cessation.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza recently announced that it plans to advance AZ-007 (Staccato zaleplon) into Phase 2 clinical development, with the first Phase 2 clinical trial projected to begin in 1H 2011. AZ-007 is being developed for the treatment of insomnia in patients who have difficulty falling asleep, including those patients who awake in the middle of the night and have difficulty falling back asleep.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding the development and safety of the Company’s product candidates and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com